Exhibit 10.1

OFFER LETTER

Dear Linda:

It is a pleasure to offer you a position on the Carbonite team! This Offer Letter serves to confirm the details of our offer as follows:

Position:	Non-Executive Director

Class:	You will be appointed to serve as a Class II Director and will be eligible for election at Carbonite’s 2019 Annual Meeting of Stockholders.

Compensation:	You will be eligible to receive cash compensation of $35,000 annually for your service as a Non-Executive Director.

Initial Equity Award:
You will receive restricted stock units with respect to $200,000 in value of Restricted Stock Awards, vesting over a three-year period. In the event of a change-of-control of Carbonite, these options will be subject to full acceleration.

Annual Equity Award for Continued Service:
Pursuant to Carbonite’s current director compensation policy, upon each annual meeting of Carbonite’s stockholders, you will receive $200,000 in value of Restricted Stock Awards, vesting on the earlier of the one year of the date of grant or the next annual meeting of stockholders. In the event of a change-of-control, these Restricted Stock Awards will be subject to full acceleration. The provisions of this section are subject to change by the Board at any time and from time to time.

Additional Compensation:
As roles change, if you are elected to a committee of the board, or elected as chairwoman of a committee, your compensation may increase as provided in Carbonite’s director compensation policy as in effect from time to time, or as otherwise determined by the Board. Carbonite’s current Board of Directors Compensation Package is attached hereto at Appendix A.

Indemnification Agreement:	You are eligible to enter into Carbonite’s standard Indemnification Agreement, attached hereto at Appendix B.

Expiration and Modification:	Except as set forth herein, this Offer Letter may not be modified or amended except by a written agreement, signed by the Chairman of the Nominating & Governance Committee and by you.

Orientation:	A new Board member package and a Board/Management Orientation schedule will be delivered to you to help you orient to Carbonite Board service.

The terms of the offer set forth above are subject to the approval of the Board, which will establish an effective date of appointment.

Sincerely,

/s/ Peter Gyenes
Peter Gyenes
Chairman of the Nominating & Governance Committee

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer to join the Board of Directors from Carbonite as set forth in the Offer Letter.

Signature:	/s/ Linda Connly
Name:	Linda Connly